Exhibit 16

Office of the Chief Accountant

SEPCS Letter File

Securities and Exchange Commission

Mail Stop 9-5

450 W. Fifth Street, N.W.

Washington, D.C. 20549

We were previously auditors for United Bancshares, Inc., and on February 25, 2000, we reported on the consolidated financial statements of United Bancshares, Inc. as of December 31, 1999 and 1998 and for the three years in the period ended December 31, 1999.  On May 3, 2000, we were dismissed as auditors of United Bancshares, Inc.  We have read United Bancshares, Inc.’s statements included in the United Bancshares 2002 Annual Proxy Statement filed on Preliminary Schedule 14A filed March 8, 2002, and we agree with such statements.

/s/ E.S. Evans and Company

E.S. Evans and Company

Lima, Ohio

March 8, 2002

cc:

Ms. Shannon Kuhl

Dinsmore & Shohl